EXHIBIT 4.1

                                PAYCHEX, INC.
                          1998 STOCK INCENTIVE PLAN

Section 1.     Purposes
     The purposes of the Paychex, Inc. 1998 Stock Incentive Plan (the "Plan") are to provide, through options to purchase Paychex, Inc. $.01 par value common stock ("Stock"), long-term incentives and rewards to employees, directors or other persons responsible for the success and growth of Paychex, Inc. and its subsidiary corporations (the "Company"), to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company.

Section 2.     Effective Date/Duration
     The Plan will become effective August 1, 1998 and shall be submitted for approval by the Company's stockholders within 12 months of the effective date. The Plan is unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any options under it are outstanding; provided, however, that to the extent required by the Internal Revenue Code of 1986, as amended (the "Code"), no Incentive Stock Options may be granted under the Plan on a date that is more than ten (10) years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

Section 3.     Administration of the Plan
      a) Committee. The Plan will be administered by a Committee appointed by the Board of Directors ("Board") of the Company which shall consist of no less than three of its members, all of whom shall not be (or formerly have been) employees of the Company (the "Committee"); provided, however, the Board may assume, at its sole discretion, administration of the Plan.
      b) Powers and Authority. The Committee is authorized, with respect to those persons to whom it is authorized to grant options, to establish such rules and regulations as it deems necessary for the proper administration of the Plan; to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable; to correct any defect, supply any deficiency and reconcile any inconsistency in the Plan or any Stock Option
Agreement; and to amend the Plan to reflect changes in applicable law. The Committee may designate one or more persons to implement its
rules,  regulations   and determinations.  All determinations of the Committee
shall be by a majority of its members and its determinations shall be final, conclusive and binding on all concerned. The Committee from time to time, and whenever requested, will report to the Board on its administration of the Plan and the actions it has taken. The expenses of administering the Plan will be paid by the Company.

Section 4.     Shares Subject to the Plan
      a) Maximum Shares Available for Delivery. Subject to Section 4(c), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 3,000,000, (ii) any Shares available for future options under the Company's 1995 Stock Incentive Plan as of the effective date of this Plan, and (iii) any Shares that are represented by any options granted under any prior plan of the Company which are forfeited, expired or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. Any Shares covered by an option (or portion of an option) granted under the Plan which is forfeited or canceled or expires shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Similarly, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company in full or partial payment in connection with the exercise of a stock option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the assumption or substitution of outstanding options as a result of acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. Shares may be authorized, unissued shares or Treasury shares.
      b) Other Plan Limit. Subject to Section 4(c), the maximum number of Shares that may be delivered through stock options intended to comply with Section 422 of the Internal Revenue Code ("Incentive Stock Options") shall be 3,000,000.
      c) Adjustment for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding options are required to preserve (or prevent the enlargement of) the benefits or potential
benefits intended at  time of  grant.   For this purpose a corporate
transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan and (ii) the exercise price of outstanding stock options.

Section 5.     Grant of Options
      a) Factors. In making its determination as to whether an option will be granted under the Plan and the number of shares to be subject to each option, the Committee may take into account the duties of the employee, director or consultant, the present and potential contributions of that person to the success of the Company, and other factors which members of the Committee, in their discretion, consider to be reasonable and appropriate in connection with accomplishing the purposes of the Plan.
      b) Types of Options. The Committee shall determine whether the option shall be an Incentive Stock Option or a Non-Qualified Stock Option (being an option whose terms are not intended to meet the requirements of an Incentive Stock Option); provided, however, that Incentive Stock Options shall be awarded only to employees of the Company.
      c) Option Price. For Plan purposes, all stock options shall have an exercise price which is equivalent to the closing price of a share of Stock ("Share") on the applicable date as determined by the Committee, or if shares are not traded on such date, the closing price on the next preceding day on which such stock is traded. The applicable date shall be the date on which the option is granted, except that with regard to Non-Qualified Stock Options only, the Committee may provide that the applicable date may be the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such an award occurs within ninety (90) days following such applicable date.
      d)    Payment.   The Shares covered by a stock option may be purchased
by means  of a cash payment or such other means as the Committee may from time to time permit, including (i) for Non-Qualified Stock Options only, tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iii) any combination of the above.
      e) Exercisability. An option shall be exercisable in accordance with such terms and conditions and during such periods as may be established
by  the Committee.   However,  all  Shares  remaining  under  an  option
shall   become exercisable  upon termination of employment due to the death or disability,  but not the retirement of the option holder [see Section 5(f)].
      f) Expiration Date. An option shall expire on the earliest to occur of the following:
           (i) the 10 year anniversary of the date on which the option is granted, or such earlier date as may be determined by the Committee;
           (ii) if the option holder's date of termination of employment occurs by reason of death, disability or retirement, the three-year anniversary of such date of termination; unless the option is an Incentive
Stock Option  in  which case   if the  date of  termination occurs by reason
of death or disability, the one-year anniversary of such date of termination and if by reason of retirement, the three month anniversary of such date of termination; and
           (iii) if the option holder's date of termination of employment occurs for reasons other than retirement, death or disability, the three month anniversary of such date of termination for Incentive Stock Options and the one year anniversary of such date for Non-Qualified Stock Options. Notwithstanding the foregoing, if the option holder dies while the option is exercisable, the expiration date may be later than the dates set forth above in this Section 5(f), provided that it is not later than the
first anniversary of the  date  of death.   Nevertheless, an option holder
whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest,
disloyal or willful misconduct, or who engages  in  such conduct   (including
violation  of  any  agreement  with  the  Company)   after retirement,  shall
forfeit all rights under the option. For purposes of this Section 5(e), "disability" shall mean a condition whereby the option holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is or can be expected to be permanent, all as verified by a physician acceptable to, or selected by, the Company. For purposes of this Section 5(f), the term "retirement" shall mean retirement at 55 years of age or later with 10 or more years of continuous (uninterrupted) employment (full-time or part-time) with the Company.
      g) Transfer. Options are not transferable, except as designated by the option holder by will or by the laws of descent and distribution, or as otherwise provided by the Committee.
      h) Evidence. The options shall be evidenced by Stock Option Agreements or Certificates in such form as the Committee shall approve from time to time, which Agreements and Certificates shall conform to the Plan, as the same may be amended by the Committee.

Section 6.  Government Regulations
      The Plan, the options and the Stock under option will be subject to all applicable Federal and State statutes, rules and regulations, including, without limitation, all applicable Federal and State securities laws.
If, in the opinion of the Company's counsel, the transfer, issue or sale of any shares of its Stock under the Plan is not lawful for any reason, the Company will not be obliged to transfer, issue or sell any Stock and, subject to Section 8, the Committee may amend the Plan or any Option Agreement to conform to the requirements of applicable statutes, rules and regulations.

Section 7.  Other Limitations
     a) The granting of any option under this Plan will be solely at the discretion of the Committee and neither the adoption of the Plan nor any of the terms and provisions herein will give, or be construed to give, any director, officer or other employee or other person any right to participate in the Plan or to receive any options under it.
     (b) The adoption of the Plan and the granting of an option under it will not constitute an understanding or agreement, express or implied, upon the part of the Company to employ or otherwise continue the services of the recipient of the option for any specified time.

Section 8.  Termination and Amendment of the Plan
      The Board of Directors of the Company may at any time amend or terminate the Plan, except that (a) no amendment will adversely affect an option previously granted without the consent of the affected option holder; and (b) without the approval of the Company's stockholders, the Board shall not increase the maximum number of Shares subject to the Plan (except as provided in Section 4(c)) nor provide for an exercise price of less than fair market value.

Section 9.  Laws Governing
      The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, as well as any Agreement or Certificate made under it, to the extent that Federal laws do not control, will be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.